Exhibit 10.1

CHARLOTTE’S WEB, INC.
700 TECH COURT, LOUISVILLE, CO 80002

September 12, 2023

Via E-mail

William Morachnick

Re: Offer of Employment with Charlotte’s Web Holdings, Inc.

Dear Bill,

We are very pleased to extend to you this offer of employment for the position of Chief Executive Officer of Charlotte’s Web Holdings, Inc. (the “Company”). This offer letter (the “Agreement”) sets forth the terms and conditions of your employment with the Company, effective September 13, 2023 (the “Start Date”).

1.	Duties.
(a)	In your capacity as Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”) and perform such duties and responsibilities that are commensurate with your position, as well as such other duties and responsibilities as may be assigned to you from time to time by the Board.
(b)	You agree to devote your full business time, attention, and best efforts to the performance of your duties hereunder and to the furtherance of the Company’s interest. During the period of your employment with the Company, you shall not engage in any business activities other than being employed by and performing the duties required of you by the Company. Notwithstanding the foregoing, you will be permitted to participate in (i) charitable, professional and civic activities and (ii) serve on the board of directors of third-party companies with the express prior written approval of the Board, which approval the Board may grant or deny in its discretion, and further provided that such outside activities do not, directly or indirectly, conflict with the interests of, or create a perceived conflict of interest with, the Company or interfere with the proper and efficient performance of your duties for the Company. The Company and its Board of Directors have consented to your serving on the Board of Directors or Managers of Euroflex USA, LLC and Omega Life Sciences and its subsidiaries. You confirm (i) neither of these entities compete with the Company; and (ii) your directorship in either entity does not create a conflict of interest for you in connection with your roles at the Company.
(c)	The Company maintains, and from time to time modify and implement, various policies and procedures. You will be expected to comply with all such policies and procedures that have been delivered or made available to you and with any applicable laws or regulatory requirements which govern your conduct in respect of the Company’s operations or its employees.

2.       Work Location. Your principal place of employment shall be the Company’s headquarters in Louisville, Colorado, subject to business travel as needed to properly fulfill your employment duties and responsibilities. The Company agrees that it shall reimburse you up to $25,000 for expenses actually incurred in connection with your relocation to the Louisville, Colorado metropolitan area within six (6) months following the Start Date (the “Relocation Reimbursement”). To receive the Relocation Reimbursement, you must submit documentation satisfactory to the Company detailing expenses actually incurred. In the event that your employment with the Company ceases prior to the second anniversary of the Start Date other than as the result of a termination without Cause, you agree to repay to the Company the full amount of the Relocation Reimbursement actually paid to you by the Company within ten (10) business days of your final day of employment. In addition to the forgoing, the Company will provide, at no cost to you and provided you are employed at the Company during the relevant periods (i) an apartment located in Boulder, Colorado leased by the Company for a period commencing on the Start Date and terminating December 31, 2023; and (ii) a vehicle for a period commencing on the Start Date and terminating February 2025. The Company acknowledges that you will not be required to relocate to Louisville until the six-month anniversary of the date of this Agreement.

CHARLOTTE’S WEB, INC.
700 TECH COURT, LOUISVILLE, CO 80002

3.       Board Seat. Effective as of the Start Date, you will be appointed as a non-independent director serving on the Board in your role of Chief Executive Officer.

4.       Base Salary. In consideration of your services, you will be paid an initial base salary of Four Hundred Fifty Thousand Dollars ($450,000.00) per year (“Base Salary”), subject to review by the Compensation Committee from time to time, payable in accordance with standard payroll practices of the Company and subject to applicable withholdings and deductions. You will be entitled to four (4) weeks of vacation per year.

5.       Annual Discretionary Bonus. You will be eligible for an annual discretionary bonus in accordance with the Company’s annual short-term incentive plan and on the same terms and conditions as other similarly situated executives (the “Annual Discretionary Bonus”). Your target bonus opportunity will be 100% of your base salary, with a maximum payout opportunity of 150% of your base salary, provided that the actual amount of any Annual Discretionary Bonus, if any, shall be determined by the Compensation Committee, in its sole and absolute discretion, based on Company results and individual performance against applicable performance metrics to be jointly developed between you and the Company. For calendar year 2023, you shall be paid a guaranteed bonus of $150,000 (representing a 2023 bonus). Any such Annual Discretionary Bonus payment, if any, will be subject to applicable taxes and withholdings and is generally paid within three and a half (3.5) months following the end of the applicable calendar year. Subject to paragraph 11, notwithstanding the foregoing, to be eligible to earn any such Annual Discretionary Bonus for a given calendar year, you must be actively employed, in good standing, and not have given or received notice of termination of your employment as of the date such Annual Discretionary Bonus is paid. For the avoidance of doubt, you will not be eligible to receive an Annual Discretionary Bonus if either you or the Company has given notice of termination of your employment prior to the payment of such Annual Discretionary Bonus.

6.       Initial Equity Grant. Effective on or before October 13, 2023, the Company will award you an equity grant of 4,500,000 restricted stock units (the “Time-vested RSUs”) priced per and issued in accordance with the terms of the Company’s Amended 2018 Long-Term Incentive Plan (the “2018 LTIP”), provided that vesting of the RSU’s will occur as to 8.3334 % on December 31, 2023 and as to 8.3333% every three months (i.e., on March 31, June 30, September 30 and December 31) thereafter over a three (3) year period provided that the vesting of all Time-vested RSUs shall accelerate upon a Change of Control. In addition to the Time-vested RSUs, and effective as of the Start Date, you will be issued a one-time equity grant consisting of 500,000 restricted stock units of the Company (the “Initial Equity Grant”) under the 2018 LTIP, which will be immediately and fully vested. The Initial Equity Grant (and not the Time-vested RSUs) shall be subject to the terms of a lock-up agreement (the “Lock-up Agreement”), which will restrict you from any sale or transfer of the shares representing the Initial Equity Grant prior to the earlier of (i) your cessation of employment for any reason; and (ii) September 13, 2026. You will be responsible for any and all tax liabilities incurred by you in connection with the Initial Equity Grant but taxes may be withheld at your discretion from future equity grants upon vesting in accordance with the 2018 LTIP.

CHARLOTTE’S WEB, INC.
700 TECH COURT, LOUISVILLE, CO 80002

7.       Long Term Incentive Program. You will be eligible to participate in the Company’s long-term incentive program on similar terms and conditions as other similarly situated executives, as determined by the Compensation Committee, in its sole and absolute discretion. Any and all equity awards shall in all respects be subject to the terms and conditions of the Company’s long-term incentive program, the applicable grant and/or award document(s), and such other terms and conditions as the Board or Compensation Committee may impose from time to time in its discretion. For certainty, the Initial Equity Grant is intended to serve as your long term incentive award package for 2023, 2024 and 2025 and, subject to ongoing review, the Company does not currently intend to grant you additional long term incentive awards during this period.

8.       Benefits and Perquisites. You will be eligible to participate in the employee benefit plans and programs that the Company may establish and make generally available to the Company’s executives, subject to the terms and conditions of such plans and programs, which are anticipated to include: (i) health, dental, and vision plans; (ii) disability and life insurance; (iii) 401(k) (with Company match at 100% of first 3%); and (iv) access to free company products in accordance with Company plans and programs. The Company reserves the right to amend, modify, suspend or terminate any of its benefit plans or programs at any time and for any reason, subject to applicable law.

9.       Withholdings. All forms of compensation paid to you as an employee of the Company shall be subject to all applicable taxes and withholdings.

10.       Restrictive Covenant Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign and abide by the Company’s standard Employee Confidentiality, Non-Disclosure, Non-Compete and Conflict of Interest Agreement (the “Restrictive Covenant Agreement”), the terms of which are incorporated herein by reference.

11.       At-Will Employment; Termination of Employment.

(a)	Your employment with the Company will be for no specified period of time. Rather, your employment will be on an at-will basis, meaning that you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice, provided, however, that you agree to provide the Company with not less than ninety (90) days’ advance written notice of your intent to resign, during which period you shall be expected to continue to perform your full duties and responsibilities with respect to the Company, provided that the Company may, in its discretion, place you on garden leave or terminate your employment early with no further payments owing, as determined in its discretion. Although your job duties, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the at-will nature of your employment may only be changed by an express written agreement approved by the Board and signed by you and a duly authorized representative of the Company (other than yourself).

CHARLOTTE’S WEB, INC.
700 TECH COURT, LOUISVILLE, CO 80002

(b)	(i) If the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company agrees to pay you, as severance (A) an amount equal to your then-existing base salary for a period of twelve (12) months plus; (B) an amount equal to the amount of the target bonus (as provided for in Section 5) for the year in which you are terminated pro-rated to the date of termination, or (ii) if the Company (or any successor thereof) terminates your employment without Cause within the ninety (90) day period prior to the consummation of the Change of Control transaction or during the twelve (12) month period immediately following a Change in Control, the Company agrees to pay you as severance (A) an amount equal to your then-existing base salary for a period of twenty-four (24) months plus; (B) an amount equal to the amount of the target bonus (provided for in Section 5) for the year in which you are terminated pro-rated to the date of termination (each such period under the preceding subparts (i) and (ii), as applicable, a “Severance Period”), less applicable taxes and withholdings, to be paid in substantially equal installments over the Severance Period pursuant to the Company’s normal payroll practices (each such payment under the preceding subparts (i) and (ii), as applicable, a “Severance Payment”). The Company’s obligation to provide you with the Severance Payment is expressly conditioned upon your execution and delivery within forty-five (45) days after presentation by the Company, and non-revocation within any time provided by the Company to do so, of a release of all claims in favor of the Company in a form provided by to the Company, and your strict compliance with the terms of your post-employment obligations, including without limitation those set forth in the Restrictive Covenant Agreement. The Company shall begin to make any Severance Payments required hereunder on the first administratively feasible payroll date following the effective date of the Release. In the event that you do not timely execute the Release as set forth above, or if you revoke such Release within any time provided by the Company to do so, or in the event you violate the Restrictive Covenant Agreement, you shall not be entitled to any Severance Payments, the Company shall have no further obligation or liability under this Agreement, and you shall be required to immediately repay any Severance Payments already paid, if any.
(c)	Immediately upon the termination of your employment hereunder for any reason, you will be deemed to have resigned from any and all directorships, committee memberships and any other offices or positions you may hold with the Company and/or any affiliate thereof (if any), and, at the Company’s request, you will provide the Company with a formal written resignation from any such directorships, committee memberships and any other offices or positions, provided that receipt of such written resignation will not be required for such deemed resignation to be effective.
(d)	“Cause” means your (a) alcohol abuse or the use of controlled drugs (other than in accordance with a physician’s orders); (b) repeated refusal, failure or inability to perform any of your material duties hereunder (other than due to illness or Disability) and following notice thereof; (c) your negligence or willful misconduct in the performance of your duties that are damaging to the Company, its reputation, products, services, or customers; or material failure to carry out the reasonable directives of the Board; (d) your breach of your obligations under this Agreement or the Restrictive Covenant Agreement, or any act constituting a breach of any common law or fiduciary obligation that you may owe to the Company; (e) conduct involving dishonesty, fraud, embezzlement, corruption, theft or misuse of property; (f) commission of any criminal offense constituting a felony, a misdemeanor or a crime involving moral turpitude, whether or not in the course of your duties or resulting in a criminal indictment or conviction; or (g) intentional, material violation of any policy of the Company.

CHARLOTTE’S WEB, INC.
700 TECH COURT, LOUISVILLE, CO 80002

(e)	“Change in Control” means, for purposes of this Section 11, the occurrence of any of the following events: (1) the acquisition by any person, entity or group (other than the Company or any affiliate thereof) of ownership of more than 50% of the total fair market value or total voting power of the equity interests of the Company (other than in connection with a bona fide financing transaction); (2) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (3) the acquisition by any person, entity or group (other than any affiliate of the Company) of all or substantially all of the Company’s assets, provided in either case that the transaction is also a “change in control event” as defined in Section 409A of the Code and the Treasury Regulations thereunder.
(f)	For purposes of this Agreement, “Good Reason” means any of the following events: (i) a material reduction in the base salary or bonus opportunity or failure to pay any compensation hereunder within thirty days of the due date therefor; (ii) a substantial reduction in your responsibilities or duties; or (iii) a change in the geographic location of your principal place of employment more than fifty (50) miles from the current principal place of employment

12.       Governing Law. This offer letter shall be governed by the laws of the State of Colorado, without giving effect to any principles thereof relating to conflicts of laws.

13.       Representations. By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breach of any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and any current or former employer, or other entities to whom you provided services, describing such restrictions to your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of a particular document or other information, you should discuss such questions with your former employer (or other applicable third-party) before removing or copying the documents or information.

14.       Entire Agreement. This offer letter, together with the Restrictive Covenant Agreement, sets forth the entire terms of your employment and supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment; provided, however, nothing in this offer letter or the Restrictive Covenant Agreement shall impair your obligations or the rights of the Company under any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret, and/or assignment of inventions and other intellectual property provisions entered into between you and the Company. The parties hereto acknowledge that in entering into this offer letter, neither party has relied on any representation or undertaking (whether oral or in writing) except as expressly set forth in this offer letter and the Restrictive Covenant Agreement. This offer letter may only be amended by a written agreement, approved by the Board and signed by both you and a duly authorized representative of the Company (other than yourself).

CHARLOTTE’S WEB, INC.
700 TECH COURT, LOUISVILLE, CO 80002

15.       Successors and Assigns. Your rights and obligations under this offer letter are personal and may not be assigned by you. The Company, however, may assign its rights and obligations under this offer letter at any time, without your consent and without notice to you, to any successor or affiliate of the Company. In addition, this offer letter shall be binding upon and inure to the benefit of the heirs, successors, and permitted assigns of both you and the Company.

If this offer letter correctly sets forth the terms under which you will be employed by the Company, please sign in the space provided below and return a signed copy of this offer letter and the Restrictive Covenant to me.

We are all extremely excited to have you join Charlotte’s Web in this new capacity and look forward to working with you as we build Charlotte’s Web into one of the world’s premier companies. Please feel free to contact me if you have any questions about this offer or the benefits described above.

Sincerely,

_/s/ John Held_

John Held, Chair

On behalf of Charlotte’s Web Holdings, Inc.

Accepted and Agreed to as of the date first above written:

_/s/ William Morachnick_

William Morachnick

Date: September 12, 2023